Exhibit 99.1

Contact:	David Amy, EVP & CFO, Sinclair
Lucy Rutishauser, VP & Treasurer, Sinclair
(410) 568-1500

SINCLAIR BROADCAST GROUP ANNOUNCES AGREEMENT TO PURCHASE 6 NEWPORT TV STATIONS AND RIGHT TO OPERATE 2 OTHER STATIONS;

AGREES TO PURCHASE ASSETS OF WTTA-TV IN TAMPA, FL

BALTIMORE (July 19, 2012) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” announced today that it has entered into a definitive agreement to purchase the broadcast assets of six television stations owned and/or operated by Newport Television (“Newport”) for $412.5 million.  The six stations are located in five markets and reach 3.0% of the U.S. TV households.  The transaction is subject to approval by the Federal Communications Commission (“FCC”), and antitrust clearance.  The Company anticipates the closing and funding of the acquisition to occur no earlier than December 2012, subject to closing conditions.  Upon closing, the Company expects to finance the $412.5 million purchase price, less a $41.25 million deposit, through cash on hand along with a bank loan and/or by accessing the capital markets.

“In the past year, we have announced the acquisition of 23 television stations, representing the addition of almost $1 billion in assets,” commented David Smith, President and CEO of Sinclair.  “The Newport stations acquisition is consistent with our focus of adding “big four” affiliates in mid-sized markets and strengthening our in-market positions.  Assuming our ability to create synergistic opportunities and given current market conditions, we believe the stations will be free cash flow accretive and add approximately $55.0 to $60.0 million of pro forma TV operating cash flow, on average, for 2012/2013.  We are excited to add the stations to our portfolio and look forward to welcoming the Newport employees to the Sinclair family.”

The stations to be acquired are:

WKRC (CBS 12) Cincinnati, Ohio (DMA 35)

WOAI (NBC 48) San Antonio, Texas (DMA 36)

WHP (CBS 21) Harrisburg/Lancaster/Lebanon/York, Pennsylvania (DMA 41)

WPMI (NBC 15) and WJTC (IND 45) Mobile, Alabama/Pensacola, Florida (DMA 60)

KSAS (FOX 26) Wichita/Hutchinson, Kansas (DMA 67)

Sinclair will also acquire Newport’s rights under the local marketing agreements with WLYH (CW 23) in Harrisburg, PA and KMTW (MNT 35) in Wichita, KS, as well as options to acquire the license assets.

The Company has also entered into agreements with Deerfield Media, Inc. to sell Deerfield the license assets of one of Sinclair’s stations in San Antonio (KMYS CW), and Sinclair’s station in Cincinnati (WSTR MY), subject to FOX Television Stations purchase option with respect to WSTR which expires March 31, 2013, and to assign Deerfield the right to buy the license assets of WPMI and WJTC in the Mobile/Pensacola market, after which the Company will provide sales and other non-programming services to each of these four stations pursuant to shared services and joint sales agreements.

Newport also broadcasts several secondary channels, including CW and MNT, among others, which will also be acquired as part of this transaction.

Separately, the Company announced that it entered into an agreement to purchase the assets of Bay Television, Inc. (Bay TV), which owns WTTA-TV (MNT) in the Tampa/St. Petersburg, Florida market, for $40 million.  Bay TV is owned primarily by our controlling shareholders.  Since 1998, Sinclair has operated WTTA pursuant to a local marketing agreement, which will be terminated upon closing.  As this transaction is between entities under common control, a fairness opinion was obtained by Sinclair’s Board of Directors. The transaction is expected to close in the fourth quarter of 2012, subject to approval of the FCC.

About Sinclair:

Sinclair Broadcast Group, Inc., the largest and one of the most diversified, independent television broadcasting companies, owns and operates, programs or provides sales services to 74 television stations in 45 markets.  Sinclair’s television group reaches approximately 26.3% of U.S. television households and is affiliated with all major networks.  Pro forma for the Newport transaction, Sinclair will own and operate, program or provide sales services to 82 television stations in 47 markets, reaching 27.3% of the U.S. television households.  Sinclair’s television portfolio will include 21 FOX, 19 MNT, 15 CW, 11 ABC, 11 CBS, 3 NBC, 1 independent and 1 Azteca station.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, our ability to satisfy the closing conditions for the Newport acquisition discussed in this release, including obtaining required governmental approvals, our ability to obtain financing to fund such acquisition, our ability to consummate the transaction involving Deerfield Media discussed in this release, our ability to maximize our operating synergies in connection with the acquisitions, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

###